Exhibit 10.2
TO:    Hilla Sferruzza
FROM:     Michael Odell, Chairman of the Compensation Committee (the “Committee”)
DATE:    March 23, 2026
RE:    Notice of Approved 2026 Compensation (“Notice”)

Reference is made to that certain employment agreement effective January 1, 2021 (the “Employment Agreement”) concerning the employment and compensation of Hilla Sferruzza, the Company’s Executive Vice President, Chief Financial Officer (“Executive”). Capitalized terms in this Notice not otherwise defined herein have the meanings prescribed to those terms in the Executive’s Employment Agreement.
Base Salary
As provided in the Employment Agreement, the Executive’s Base Salary is subject to annual review and may, in the Committee’s discretion, be increased without the Executive’s consent. With respect to the Executive, the Committee has reviewed Executive’s Base Salary and concluded that no adjustments should be made at this time. Accordingly, Executive’s Base Salary for the Company’s 2026 fiscal year will remain unchanged at $800,000.
Moreover, and as provided in the Employment Agreement, any adjustments to the Executive’s Base Salary made at the Committee’s discretion shall be considered the Executive’s Base Salary for purposes of the Executive’s Employment Agreement. Accordingly, effective January 1, 2026, the term “Base Salary” under the Executive’s Employment Agreement shall mean $800,000.
Annual Bonus
As provided in the Employment Agreement, the Executive is entitled to an annual incentive bonus (the “Bonus”) based on a previously-established minimum Target Bonus or such greater amount as may be provided in a written notice to the Executive from the Committee. The Executive’s minimum Target Bonus amount for 2025 was $1,400,000.
Accordingly, this is to provide notice to the Executive that effective beginning with the Company’s 2026 fiscal year, Executive’s minimum Target Bonus is being adjusted to $1,600,000.
Equity Awards
As provided in the Employment Agreement, the Executive is entitled to an annual Performance Share Award (“PSA”) and an annual Restricted Stock Unit Award (“RSU”), based on a previously-established minimum combined Equity Award target amount (i.e., the “minimum combined Equity Award target amount,” which is the sum of a minimum PSA target plus a minimum RSU target), or such greater amount as may be provided to Executive in written notice from the Committee. The Executive’s minimum combined Equity Award target amount for 2025 was $1,800,000.
Accordingly, this is to provide notice to the Executive that, effective beginning with the Company’s 2026 fiscal year, Executive’s minimum combined Equity Award target amount will remain at $1,800,000.
* * * * *

Except as specifically expressed in this Notice, the Employment Agreement shall remain in full force and effect. To the extent there is any contradiction or inconsistency between the terms of this Notice and the terms of the Employment Agreement, the terms and intended effect of this Notice shall control solely with respect to the meanings of the terms: (i) “Base Salary,” (ii) minimum “Target Bonus,” and (iii) minimum combined Equity Award target amount.
COMPENSATION COMMITTEE

/s/ Michael Odell__________________________________
By:    Michael Odell
    Chairman of the Compensation Committee

The undersigned Executive hereby acknowledges and agrees to the adjusted Base Salary, Target Bonus, and Equity Award grants as set forth herein for the fiscal year beginning January 1, 2026.

/s/ Hilla Sferruzza______________________________        March 23, 2026__________________________
Executive                            Date